Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in American Realty Capital Hospitality Trust, Inc.’s Registration Statement, as amended, (Form S-11 No. 333-190698) of our report dated April 2, 2015, with respect to the combined consolidated financial statements of W2007 Grace I, LLC and WNT Holdings, LLC and our report dated March 14, 2014, with respect to the consolidated financial statements of W2007 Grace I, LLC and Subsidiaries included in American Realty Capital Hospitality Trust, Inc.’s Form 8-K dated April 16, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas

April 16, 2015